Exhibit 10.1

AIG Inc.

1271 Avenue of the Americas

New York, NY 10020

Peter Zaffino

President and Chief Executive Officer

December 7, 2021

Dear Shane,

We are pleased to confirm your new role at American International Group, Inc. (“AIG” or the “Company”) as set out below.

Title and Effective Date. Your new title will be Executive Vice President & Chief Financial Officer, AIG, reporting directly to me, and the effective transfer date into your new role will be January 1, 2022. The position is graded at level 30 under the Company’s job grading system.

Location & Employer. At the time you assume your new role, you will be based in New York, NY and employed directly by AIG Employee Services, Inc. (your "Employer").

Total Direct Compensation. Your initial annual target direct compensation in your new role will be US$5,500,000 as follows:

•	Base Salary. Your initial base cash salary will be at a rate of US$1,000,000 per year.

•	Short Term Incentive. Your annual incentive target for 2022 will be US$1,700,000.

Annual incentives are currently determined and paid in accordance with AIG’s Short-Term Incentive Plan (“STIP”).  Your actual award will be based on a combination of Company-based performance metrics and individual-based performance metrics at the discretion of the Compensation and Management Resources Committee (“CMRC”) of the Board of Directors.  Your STI award will be payable when STI awards are regularly paid to similarly-situated active employees.

•	Long Term Incentive.

A recommendation on your behalf will be made to the CMRC in the first quarter of 2022 that, under the AIG Long Term Incentive Plan (“LTIP”), you be granted a 2022 Long-Term Incentive award based on a cash target of $2,800,000. Any such recommendation and grant is contingent on you being an active employee of the Company on the date of the grant, and will be subject to the terms and conditions of the LTIP and the specific award agreement governing the grant.

•	Transition Award

A recommendation on your behalf will be made to the CMRC in December 2021 that you be granted 15,000 Restricted Stock Units under the AIG LTIP. Any such recommendation and grant are contingent on you being an active employee of the Company on the date of the grant. This award will vest in three equal tranches on the first, second and third anniversary of the grant date and will be subject to the terms and conditions of the LTIP and the specific award agreement governing the grant.

Notice Period. You agree that, if you voluntarily resign, you will give six months’ written notice to the Company of your resignation, which may be working notice or non-working notice at the Company’s sole discretion and such notice period is waivable by the Company at the Company’s sole discretion. If you execute an LTIP award agreement containing a different notice period than the notice period contained in this offer letter, the notice period in the LTIP award agreement will govern.

Benefits. You will be entitled to benefits consistent with senior executives of AIG and reimbursement of reasonable business expenses, in each case in accordance with applicable AIG policies as in effect from time to time. Subject to applicable AIG policies, you will have access to AIG pool cars for commutation, use of company aircraft for business purposes and availability of spousal travel on company aircraft (when accompanying you on business travel). You will also receive an annual cash perquisite allowance of $35,000, less applicable withholdings, that may be used towards additional perquisites of choice.

Relocation. The Company will cover the cost of your relocation to the New York area, in accordance with the Company’s relocation policy.

Executive Severance Plan. You may also be eligible for benefits under the Company’s Executive Severance Plan, for covered terminations under that plan

Clawback Policy. Any bonus, equity or equity-based award or other incentive compensation granted to you remains subject to the AIG Clawback Policy (and any other AIG clawback policies as may be in effect from time to time).

No Guarantee of Employment or Target Direct Compensation. This offer letter is not a guarantee of employment or target direct compensation for a fixed term.

Indemnification and Cooperation. During and after your employment, AIG will indemnify you in your capacity as a director, officer, employee or agent of AIG to the fullest extent permitted by applicable law and AIG's charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as AIG's other executive officers.

You agree (whether during or after your employment with AIG) to reasonably cooperate with AIG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to AIG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, AIG will reimburse your reasonable expenses.

Tax Matters. Tax will be withheld by your Employer and/or AIG as appropriate under applicable tax requirements for any payments or deliveries under this letter. To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the U.S. Internal Revenue Code of 1986, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A.

In the event that any payments or benefits otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.  Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards.

Employment Dispute Resolution. You are a participant in the Company’s Employment Dispute Resolution (“EDR”) program, which provides for various ways to address work-related disputes, including mediation and arbitration, through the American Arbitration Association (“AAA”). Information on the company’s EDR Program is available to employees via the Company Intranet and can be made available to you prior to your date of hire upon request.

Entire Agreement. This offer letter, together with the Non-Solicitation and Non-Disclosure Agreement you executed on your original hire date, constitutes the Company’s and your Employer's only statement to you relating to your new role and supersedes any previous communications or representations, oral or written, from or on behalf of AIG or any of its affiliates relating to your new role.

All other terms and conditions of your employment will remain unchanged.

Congratulations on your new role, and thank you for your ongoing, valued contributions to AIG.

Sincerely,

AMERICAN INTERNATIONAL GROUP, INC.

/s/ Peter Zaffino
Peter Zaffino

I agree with and accept the foregoing terms.

/s/ Shane Fitzsimons	12/7/2021
Shane Fitzsimons	Date